Exhibit 10.2
ADDENDUM NO. 3

This Addendum No. 3, dated May 4, 2001, by and between Universal Insurance Holdings, Inc., (formerly Universal Heights, Inc.) (hereinafter the “Company”), and Bradley I. Meier (“Employee”), modifies and amends the existing employment agreement (“Agreement”) and all prior Addenda thereto (“Prior Addenda”) between the Company and the Employee, only in respect of the matters set forth herein, and otherwise the Agreement and Prior Addenda remain in full force and effect as if this Addendum No. 3 had not been executed:

I.           In respect of the parties to the Agreement and Prior Addenda, Universal Insurance Holdings, Incorporated is the now legal name of Universal Heights, Inc., the name change having occurred on December 26, 2001, and all reference in the Agreement and Prior Addenda to Universal Heights, Inc., shall now apply with equal force of law to Universal Insurance Holdings, Inc.

II.           In respect of “Article 6.” of the Agreement entitled “Compensation,” the first subsection (a) entitled “Base Salary” is modified as follows: “the Employee shall receive for the 2001 calendar year an additional fifteen (15%) percent increase in his base compensation in addition to the cumulative base compensation and increase calculated as at the beginning of the 2001 calendar year, retroactive to January 1, 2001; and for each successive year of the Term of the Agreement the base Compensation as adjusted by previous percentage increase(s) shall be increased annually by ten (10%) percent.

IN WITNESS WHEREOF, this Addendum No. 3 has been signed and executed as of the first date written above.

UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Irwin Keller Secretary and Director

/s/ Bradley I. Meier Bradley I. Meier - Employee